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As filed with the Securities and Exchange Commission on October 1, 2015

Registration No. 333-206437

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aclaris Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	46-0571712 (I.R.S. Employer Identification Number)

101 Lindenwood Drive, Suite 400
Malvern, PA 19355
(484) 324-7933
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Neal Walker
President and Chief Executive Officer
Aclaris Therapeutics, Inc.
101 Lindenwood Drive, Suite 400
Malvern, PA 19355
(484) 324-7933
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brent B. Siler Divakar Gupta Brian F. Leaf Cooley LLP 11951 Freedom Drive Reston, VA 20190 (703) 456-8000	Kamil Ali-Jackson Chief Legal Officer Aclaris Therapeutics, Inc. 101 Lindenwood Drive, Suite 400 Malvern, PA 19355 (484) 324-7933	Peter N. Handrinos Nathan Ajiashvili Latham & Watkins LLP John Hancock Tower 200 Clarendon Street Boston, MA 02116 (617) 948-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-206437) of Aclaris Therapeutics, Inc. is being filed solely to refile Exhibit 10.14. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and The NASDAQ Global Market initial listing fee.

Amount to be Paid
SEC registration fee	$10,022
FINRA filing fee	13,438
NASDAQ Global Market initial listing fee	125,000
Printing and engraving expenses	200,000
Legal fees and expenses	1,100,000
Accounting fees and expenses	825,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous fees and expenses	21,540

Total	$2,300,000

Item 14.    Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court may deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and bylaws to be in effect upon the closing of this offering will provide that: (i) we are required to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law;

(ii) we may, in our discretion, indemnify our officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We have entered into indemnification agreements with each of our directors, and we expect to enter into indemnification agreements with each of our executive officers. These indemnification agreements require us to indemnify the officer or director against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We intend to enter into similar indemnification agreements with our executive officers in connection with this offering. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain a directors' and officers' liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise. Our investors' rights agreement with certain investors also provides for cross-indemnification in connection with the registration of our common stock on behalf of such investors.

Item 15.    Recent Sales of Unregistered Securities.

Issuances of Capital Stock

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2012 through the date of the prospectus that forms a part of this registration statement.

  1)
  In July 2012, we issued an aggregate of 2,730,427 shares of our common stock to 14 investors at a purchase price of $0.0000345 per share, for aggregate consideration of $94.

  2)
  In August 2012, we issued an aggregate of 20,890,000 shares of our Series A redeemable convertible preferred stock to 31 investors at a purchase price of $1.00 per share, for aggregate consideration of $20.9 million.

  3)
  In September 2014, we issued an aggregate of 6,451,057 shares of our Series B redeemable convertible preferred stock to 25 investors at a purchase price of $1.65 per share, for aggregate consideration of $10.6 million.

  4)
  In August 2015, we issued an aggregate of 12,944,984 shares of our Series C convertible preferred stock to 28 investors at a purchase price of $3.09 per share, for aggregate consideration of $40.0 million.

The offers, sales and issuances of the securities described in the paragraphs above were exempt from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act. Each of the purchasers represented to us that they acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. The purchasers also represented to us that they were accredited investors as defined in Rule 501 promulgated under the Securities Act.

Stock Option Grants

From January 1, 2012 through the date of the prospectus that is a part of this registration statement, we have granted options under our 2012 equity compensation plan to purchase an aggregate of 1,140,524 shares of our common stock to employees, consultants and directors, having exercise prices ranging from $0.41 to $10.66 per share. We have not issued any shares of our common stock upon the exercise of stock options.

The offers, sales and issuances of the securities described in the foregoing paragraph were exempt from registration under (i) Section 4(a)(2) of the Securities Act or (ii) Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or consultants and received the securities under our 2012 equity compensation plan. Appropriate legends were affixed to the securities issued in these transactions.

Item 16.    Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 1st day of October, 2015.

ACLARIS THERAPEUTICS, INC.
By:	/s/ Neal Walker Neal Walker President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Neal Walker Neal Walker		President, Chief Executive Officer and Director (Principal Executive Officer)	October 1, 2015
/s/ Frank Ruffo Frank Ruffo		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 1, 2015
* Stephen A. Tullman		Chairman of the Board of Directors	October 1, 2015
* Albert Cha, M.D., Ph.D.		Director	October 1, 2015
* Ketan Patel, M.D.		Director	October 1, 2015
* Christopher Molineaux		Director	October 1, 2015
* Anand Mehra, M.D.		Director	October 1, 2015
*By:	/s/ Kamil Ali-Jackson Kamil Ali-Jackson Attorney-in-fact

 EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement.
3.1	*	Third Amended and Restated Certificate of Incorporation, as currently in effect.
3.2	*	Certificate of Amendment of Certificate of Incorporation.
3.3	*	Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering.
3.4	*	Bylaws, as currently in effect.
3.5	*	Form of Amended and Restated Bylaws to be effective upon closing of this offering.
4.1	*	Specimen stock certificate evidencing shares of Common Stock.
5.1	*	Opinion of Cooley LLP as to legality.
10.1	#*	Clinical and Commercial Supply Agreement, by and between the Registrant and PeroxyChem LLC, dated as of August 6, 2014.
10.2	#*	Services Agreement, by and between the Registrant and NST, LLC, dated as of February 5, 2014, as amended on December 19, 2014 and August 11, 2015.
10.3	#*	Assignment Agreement, by and between the Registrant and Mickey J. Miller, II, as personal representative of the estate of Mickey J. Miller, dated as of August 20, 2012.
10.4	#*	Finder's Services Agreement, by and between the Registrant and KPT Consulting, LLC, dated as of August 25, 2012.
10.5	*	Second Amended and Restated Investors' Rights Agreement, dated as of August 28, 2015, by and among the Registrant and certain of its stockholders.
10.6	*	Amended and Restated Sublease, by and between the Registrant and NeXeption, Inc., dated as of March 3, 2014, as amended on December 2, 2014 and August 14, 2015.
10.7	+*	Amended and Restated 2012 Equity Compensation Plan, as currently in effect.
10.8	+*	Form of Stock Option Grant under Amended and Restated 2012 Equity Compensation Plan.
10.9	+*	Form of 2015 Equity Incentive Plan.
10.10	+*	Form of Stock Option Grant Notice and Stock Option Agreement under 2015 Equity Incentive Plan.
10.11	+*	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2015 Equity Incentive Plan.
10.12	*	Form of Indemnification Agreement.
10.13	+*	Non-Employee Director Compensation Policy to be in effect upon completion of this offering.
10.14	#	License and Collaboration Agreement, by and between Aclaris Therapeutics International Limited and Rigel Pharmaceuticals, Inc., dated as of August 27, 2015.
10.15	*	Form of Employment Agreement by and between the Registrant and Neal Walker to be effective upon the pricing of this offering.

Exhibit Number		Description of Document
10.16	*	Form of Employment Agreement with the Registrant's other executive officers to be effective upon the pricing of this offering.
21.1	*	Subsidiaries of the Registrant.
23.1	*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney.
99.1	*	Consent of Director Nominee.

*
Previously filed.

+
Indicates management contract or compensatory plan.

#
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX